Exhibit (a)(5)(viii)

Bristol Myers Squibb Announces Extension of Turning Point Tender Offer

(NEW YORK, July 19, 2022) – Bristol Myers Squibb (NYSE:BMY) today has announced that Rhumba Merger Sub Inc. (“Offeror”), a wholly owned subsidiary of Bristol Myers Squibb, has extended the expiration date of its offer (the “Offer”) to acquire (the “Acquisition”) all of the outstanding shares of common stock, par value $0.0001 per share (“Common Stock”), of Turning Point Therapeutics, Inc. (NASDAQ: TPTX), (“Turning Point”) at a price of $76.00 per share, in cash, without interest, subject to any applicable withholding of taxes, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 2, 2022, among Bristol Myers Squibb, Offeror and Turning Point (the “Merger Agreement”). The Acquisition is expected to close during the third quarter of 2022.

The Offer, which was previously scheduled to expire one minute following 11:59 p.m., Eastern Time, on July 18, 2022, has been extended until 5:00 p.m., Eastern Time, on August 15, 2022.

Equiniti Trust Company, the depositary for the Offer, has advised the Offeror that as of 5:30 p.m., Eastern Time, on July 18, 2022, 34,447,733 shares of Turning Point, representing approximately 69.0% of the issued and outstanding shares of Common Stock, have been validly tendered and not properly validly withdrawn pursuant to the Offer. Holders that have previously tendered their shares do not need to re-tender their shares or take any other action in response to this extension.

The Offer is being made pursuant to the terms and conditions described in the Offer to Purchase, dated June 17, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), the related Letter of Transmittal and certain other offer documents, copies of which are attached to the Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto, the “Tender Offer Statement”) filed by Bristol Myers Squibb and Offeror with the U.S. Securities and Exchange Commission (the “SEC”) on June 17, 2022, as amended.

The Offer is conditioned upon the fulfillment of certain conditions described in “The Offer—Section 15—Conditions to the Offer” of the Offer to Purchase, including, but not limited to, the termination or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the Hart-Scott-Rodino Act.

About Bristol Myers Squibb

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

Additional Information about the Offer and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Bristol Myers Squibb and Offeror filed with the SEC. At the time the tender offer was commenced, Bristol Myers Squibb caused Offeror to file a tender offer statement on Schedule TO and Turning Point filed a recommendation statement on Schedule 14D-9. INVESTORS AND TURNING POINT’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT AND THE RELATED SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 FILED BY TURNING POINT WITH THE SEC, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHOULD BE CONSIDERED BY TURNING POINT’S INVESTORS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These documents are available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may be obtained free of charge at www.bms.com or by directing a request to Bristol Myers Squibb, Office of the Corporate Secretary, 430 East 29th Street, 14th Floor, New York, New York 10154-0037. A copy of the tender offer statement and the solicitation/recommendation statement are made available to all stockholders of Turning Point free of charge at www.tptherapeutics.com.

In addition to the offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, Bristol Myers Squibb and Turning Point file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Bristol Myers Squibb or Turning Point with the SEC at no charge on the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the acquisition of Turning Point by Bristol Myers Squibb. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements.  These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Actual results may differ materially from current expectations because of numerous risks and uncertainties including with respect to (i) the timing of the Offer and the subsequent merger, (ii) the number of shares of Turning Point’s common stock that will be tendered in the Offer, (iii) the risk that the expected benefits or synergies of the acquisition will not be realized, (iv) the risk that legal proceedings may be instituted related to the merger agreement, (v) any competing offers or acquisition proposals for Turning Point, (vi) the possibility that various conditions to the consummation of the Offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the acquisition and (vii) unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the announcement of the proposed transaction and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction. Forward-looking statements in this communication should be evaluated together with the many uncertainties that affect Bristol Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2021, and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in Turning Point’s Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent Quarterly Reports on Form 10-Q , as well as other documents that may be filed by Bristol Myers Squibb or Turning Point from time to time with the SEC. Neither Bristol Myers Squibb nor Turning Point undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made.

For more information, contact:

Media: media@bms.com
Investor Relations: investor.relations@bms.com